SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

August 20, 2003

Date of Report

(Date of Earliest Event Reported)

SONOSITE, INC.

(Exact Name of Registrant as Specified in Charter)

Washington	0-23791	91-1405022

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

21919 30th Drive S.E., Bothell, Washington 98021-3904

(Address of Principal Executive Offices)              (Zip Code)

(425) 951-1200

(Registrant’s Telephone Number, Including Area Code)

None

(Former Name or Former Address, if Changed Since Last Report)

Item 5.    Other Events

On August 20, 2003, the U.S. District Court in the Southern District of Texas issued a decision interpreting certain terms used in the patent that is the subject of litigation between Neutrino Development Corporation and SonoSite, Inc. In Neutrino Development Company and Richard Redano vs. SonoSite, Inc. (Civil Action H-01-2484), Neutrino alleges that certain of SonoSite’s products infringe United States Patent No. 6,221,021, or the ‘021 patent, held by Neutrino. The decision does not discuss whether the patent is valid or whether the patent would apply to any of SonoSite’s products.

In the order, the court, in resolving disputed terms in the Markman hearing, adopted SonoSite’s construction of the term “a portable body designed to be hand held”, and adopted Neutrino’s construction of the terms “the moveably connected transducer mounting assembly” and “ultrasound emitter”. The court denied SonoSite’s motion for summary judgment but will permit SonoSite to file within twenty days of the date of the order a new summary judgment motion using the court’s construction.

SonoSite intends to file a summary judgment motion based on the court’s construction of the claim language that the ‘021 patent is invalid based on prior art. SonoSite also will ask the Texas court to stay proceedings in Neutrino’s suit filed in the Middle District of Florida against a former SonoSite distributor alleging that the sale of SonoSite’s products by such distributor infringes the ‘021 patent, and to enjoin Neutrino from filing similar suits against other sellers of SonoSite products. Neutrino had previously filed such a suit in the Middle District of Tennessee against another medical device distributor for selling a SonoSite product. That Tennessee case has been dismissed based on a final judgment and permanent injunction filed a month after the case was filed. The Tennessee judgment has no effect on the Texas proceedings.

We believe that we have good and sufficient defenses to the claims of patent infringement asserted against us by Neutrino and we are vigorously defending ourselves in this matter. If we are not successful in our defense of these claims, we could be forced to modify or discontinue selling our products or enter royalty or licensing agreements, which not be available on terms acceptable to us, if at all, and which would adversely affect our financial condition.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, SonoSite, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONOSITE, INC.

Dated: September 4, 2003	By:	/S/ MICHAEL J. SCHUH
Michael J. Schuh Chief Financial Officer